Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:

April 30, 2015	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES PROFITABLE FIRST QUARTER 2015

Honaker, Virginia — New Peoples Bankshares (the “Company”) (OTCQB: NWPP) and its wholly-owned subsidiary New Peoples Bank (the “Bank”) today announced net income of $622,000, or $0.03 earnings per share, for the quarter ended March 31, 2015. This compares to a net loss of $(72,000), or $(0.003) per share, for the same period ended March 31, 2014 which is an improvement of $694,000, or $0.03 per share. The improvement was mainly driven by reductions of $417,000 in expenses related to other real estate owned and repossessed assets, $292,000 in salaries and employee benefits, and $156,000 in deposit insurance expense. The expense reductions were partially offset by a decline in net interest income of $333,000 in the 1st quarter of 2015 versus the 1st quarter of 2014. On a linked quarter basis, net income improved $546,000 from the $76,000 profit recorded for the quarter ended December 31, 2014.

Todd Asbury, President and CEO commented “We are pleased with the 1st quarter results as our efforts to improve efficiencies via multiple branch closings in the 4th quarter of 2014 proved to favorably impact our 1st quarter’s bottom line. Our efforts to stabilize and improve credit quality and better manage expenses related to our other real estate were also key drivers in the improved earnings. We are excited about our short and long term prospects for sustainable profitability as we continue our focus on being more efficient, improving asset quality, and building on our well-capitalized position.” He continued by saying “We are working through the lingering issues the Great Recession had on our Company, but we believe we are turning the corner and are poised for conservative balance sheet growth.”

Highlights from the 1st quarter of 2015 include:

•	A reduction of $1.1 million in noninterest expenses when compared to the 1st quarter of 2014;

•	No provision for loan losses taken in the 1st quarter;

•	Received regulatory approval to make the first quarter interest payments on trust preferred securities;

•	A reduction in nonaccrual loans of $1.2 million, or 5.2% during the quarter;

•	An increase of $16.7 million in lower costing non-time deposits;

•	A decrease of $8.6 million in higher costing time deposits; and

•	The Bank is considered well-capitalized under regulatory standards.

2015 1st Quarter Results

Net interest income for the quarter ended March 31, 2015 was $5.4 million, a 5.8% decrease when compared to the quarter ended March 31, 2014 amount of $5.7 million. The average loan balance of $454.2 million for the 1st quarter of 2015 was $33.2 million less than the average loan balance of $487.4 million for the quarter ended March 31, 2014 and $8.1 million less than the $462.3 million balance recorded for the quarter ended December 31, 2014. Interest income from loan and loan fees was $5.8 million for the 1st quarter of 2015, down $607,000, or 9.5% from the $6.4 million reported in the same period in 2014. On a linked quarter basis, interest income on loans and loan fees declined $280,000 or 4.6%. The cost of interest-bearing liabilities decreased nine basis points to 0.75% for the 1st quarter of 2015 when compared to the 0.84% recorded for the 1st quarter of 2014. The net interest margin declined four basis points to 3.74% for the quarter ended March 31, 2015 when compared to the 3.78% recorded for the same quarter in 2014. On a linked quarter basis, the margin improved two basis points from the 3.72% recorded for the quarter ended December 31, 2014.

Noninterest income for the 1st quarter of 2015 was $1.4 million, which is a modest decline of $95,000 when compared to the $1.5 million for the same period in 2014. A nonrecurring bonus incentive from a vendor of

$252,000 was recorded in the 1st quarter of 2014 which was partially offset by increases of $32,000 in gains on sale of securities and $91,000 in deposit service charge income in the 1st quarter of 2015 when compared to the same period in 2014.

Noninterest expenses declined $1.2 million to $6.2 million for the first quarter of 2015 when compared to $7.4 million in noninterest expense in the same period in 2014. Salary and employee benefits expense was $2.9 million for the quarter ended March 31, 2015 which represents declines of $292,000, or 9.0%, and $173,000, or 5.6%, when compared to the $3.2 million and $3.1 million of salary and employee benefit expense recorded in the first and fourth quarters of 2014, respectively. The decline in salary and employee benefit expense was mainly due to management’s decision to close four lower-performing branches in October of 2014. Expenses related to other real estate owned and repossessed assets declined $417,000 to $359,000 for the first quarter of 2015 versus the $776,000 recorded during the first quarter of 2014. FDIC insurance premiums declined $156,000 from $374,000 recorded in the 1st quarter of 2014 to $218,000 recorded for the same period in 2015.

Balance Sheet

Consolidated assets grew to $660.1 million at March 31, 2015, an increase of 1.4%, or $9.0 million over the December 31, 2014 level of $651.1 million. Interest-bearing deposits with banks increased $12.4 million during the quarter to a total of $33.3 million at March 31, 2015. Total loans during the quarter ended March 31, 2015 declined $7.6 million, or 1.7%, to $449.9 million compared to $457.5 million as of December 31, 2014. Investment securities remained relatively flat during the quarter with a balance of $102.5 million at March 31, 2015.

On the liability side of the balance sheet, total deposits grew $8.1 million to $593.3 million during the 1st quarter of 2015. Non-time deposits grew $16.7 million, or 5.9%, from $285.2 million at December 31, 2014 to $301.9 million at March 31, 2015. Time deposits declined $8.6 million, or 3.0%, during the 1st quarter of 2015 to a balance of $291.4. The shift from higher-costing time deposits to lower-costing non-time deposits represents a favorable repositioning of the Company’s deposit mix.

Total equity was $43.9 million at March 31, 2015. The Company and Bank were considered well-capitalized under regulatory guidelines.

Asset Quality and Allowance for Loan Losses

Nonperforming assets declined $1.3 million, or 3.7%, from $36.9 million to $35.6 million during the first quarter of 2015. Total nonperforming assets represented 5.4% and 5.7% of total assets at March 31, 2015 and December 31, 2014, respectively. Nonaccrual loans declined $1.2 million, or 5.2%, to $20.7 million and other real estate owned declined $212,000, or 1.4%, to $14.8 million during the first quarter of 2015.

The allowance for loan losses was $9.0 million as of March 31, 2015, or 1.99% of total loans outstanding, compared to $9.9 million as of December 31, 2014 or 2.17% of outstanding loans. No provisions for loan losses were made in the first quarter of 2015 or during the year ended December 31, 2014. Net charges off during the quarter ended March 31, 2015 totaled $962,000.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 19 locations throughout southwest Virginia, Eastern Tennessee, and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

NEW PEOPLES BANKSHARES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2015	December 31, 2014
	(UNAUDITED)	(AUDITED)
Assets
Cash and cash equivalents	$52,118	$35,560
Investment securities available-for-sale	100,133	100,069
Loans receivable	449,929	457,549
Less: Allowance for loan losses	(8,960)	(9,922)
Equity securities (restricted)	2,376	2,369
Bank premises and equipment, net	28,570	28,766
Accrued interest receivable	1,797	1,975
Other real estate	14,837	15,049
Other assets	19,330	19,669

Total Assets	$660,130	$651,084

Liabilities
Non-Interest bearing deposits	$152,814	$143,950
Interest bearing deposits	440,510	441,242

Total Deposits	593,324	585,192
Accrued expenses and other liabilities	2,589	2,387
FHLB advances	3,858	4,158
Trust preferred securities	16,496	16,496

Total Liabilities	616,267	608,233

Total Stockholders’ Equity	43,863	42,851

Total Liabilities & Stockholders’ Equity	$660,130	$651,084

NEW PEOPLES BANKSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	For the three months ended
	March 31, 2015	March 31, 2014
	(UNAUDITED)	(UNAUDITED)
Interest and Dividend Income
Loans including fees	$5,781	$6,388
Federal funds sold	1	1
Interest-earning deposits with banks	26	38
Investments	426	342
Dividends on equity securities (restricted)	32	31

Total Interest and Dividend Income	6,266	6,800
Interest Expense
Interest bearing demand deposits	9	9
Savings and Money Market Deposits	41	49
Time Deposits - Retail	623	791
Time Deposits - Wholesale	35	39

Total Interest Expense on Deposits	708	888
FHLB Advances	40	53
Trust Preferred Securities	108	116

Total Interest Expense	856	1,057

Net Interest Income	5,410	5,743
Provision for Loan Losses	—	—

Net Int. Inc. After Prov. for Loan Losses	5,410	5,743

Noninterest Income
Service charges and fees	1,143	1,070
Net realized gains on sale of investment securities	35	3
Other noninterest income	266	466

Total Noninterest Income	1,444	1,539
Noninterest Expense
Salaries and employee benefits	2,942	3,234
Occupancy and equipment expense	942	1,011
Other noninterest expense	2,345	3,110

Total Noninterest Expense	6,229	7,355

Income (Loss) Before Income Taxes	625	(73)
Income Tax Expense (Benefit)	3	(1)

Net Income (Loss)	$622	$(72)

Income (Loss) Per Share, Basic and Diluted	$0.03	$0.00

Weighted Average Shares Outstanding, Basic and Diluted	22,878,654	21,872,293

NEW PEOPLES BANKSHARES, INC.

KEY PERFORMANCE AND CAPITAL RATIOS

(UNAUDITED)

	For the three months ended,
	March 31, 2015	December 31, 2014	March 31, 2014
Key Performance Ratios
Earning Asset Yield	4.32%	4.39%	4.46%
Cost of interest bearing liabilities	0.75%	0.84%	0.84%
Cost of Funds	0.56%	0.64%	0.66%
Net Interest Margin	3.74%	3.72%	3.78%

Return on average stockholders’ equity	5.82%	0.71%	(0.73%)
Return on average assets	0.38%	0.05%	(0.04%)
Efficiency Ratio*	90.88%	98.90%	101.00%
Loan to Deposit Ratio	75.83%	78.19%	76.60%

Asset Quality
Allowance for loan loss to total loans	1.99%	2.17%	2.53%
Net Charge Offs to average loans	0.85%	0.46%	0.72%
Nonaccrual loans to total loans	4.61%	4.78%	5.87%
Nonperforming assets to total assets	5.39%	5.67%	6.21%

Capital Ratios**
Tier 1 leverage ratio
The Company	8.75%	8.07%	7.41%
The Bank	8.88%	8.19%	7.53%
Tier 1 risk-based capital ratio
The Company	14.97%	14.26%	12.86%
The Bank	15.17%	14.46%	13.07%
Total risk-based capital ratio
The Company	16.61%	15.98%	14.74%
The Bank	16.44%	15.73%	14.34%
Total common equity tier 1 capital ratio
The Company	11.20%	n/a	n/a
The Bank	15.17%	n/a	n/a

*	The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.
**	The capital ratios as of December 31, 2014 are audited.